Exhibit 5.2

1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002	713.650.8400 OFFICE 713.650.2400 FAX winstead.com

August 13, 2015

CBRE Group, Inc.

CBRE Services, Inc.

400 South Hope Street

25th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special local counsel to CBRE Capital Markets, Inc., a Texas corporation, and CBRE Capital Markets of Texas, LP, a Texas limited partnership (each a “Guarantor” and collectively the “Guarantors”) in the State of Texas, in connection with the Registration Statement on Form S-3 (File No. 333-201126) (as amended, the “Registration Statement”), including the prospectus constituting a part thereof dated December 29, 2011, and the supplement to the prospectus dated August 6, 2015 (collectively, the “Prospectus”), filed by CBRE Group, Inc., a Delaware corporation (the “Parent”), CBRE Services, Inc., a Delaware corporation and subsidiary of the Parent (the “Company”), the Guarantors and the other registrant-guarantors named therein (together with the Parent, the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $600,000,000 aggregate principal amount of 4.875% Senior Notes due 2026 (the “Notes”) and the issuance by the Guarantors and the Other Guarantors of guarantees (the “Guaranties”) with respect to the Notes. The Notes and the Guaranties will be issued under the Indenture dated as of March 14, 2013 (the “Base Indenture”) among the Parent, the Company, the Guarantors, certain of the Other Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture dated as of August 13, 2015, among the Parent, the Company, the Guarantors, the Other Guarantors and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Parent, the Company, the Guarantors, the Other Guarantors and the Trustee. The terms of the Guaranties are contained in the Indenture. Capitalized terms used but not defined in the body of this opinion letter have the respective meanings assigned to such terms in Appendix A attached hereto.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the executed Indenture;

(b)	the Organizational Documents;

CBRE Group, Inc.

CBRE Services, Inc.

August 13, 2015

(c)	the Resolutions;

(d)	the Good Standing Documentation; and

(e)	such records of the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Guarantors and others and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Guarantors and (ii) statements and certifications of public officials and others.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the laws of the United States of America.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Guarantors is validly existing and in good standing as a corporation or limited partnership, as indicated, under the laws of the State of Texas.

2. Each of the Guarantors has the corporate or limited partnership power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3. Each of the Guarantors has duly authorized by all necessary entity action (corporate, partnership or otherwise), and executed and delivered the Indenture.

4. The Guaranties have been duly authorized by all necessary entity action (corporate, partnership or otherwise) and issued by each of the Guarantors.

5. The execution and delivery by each Guarantor of the Indenture do not, and the performance by each Guarantor of its obligations thereunder will not, result in any violation of (1) the Organizational Documents of such Guarantor or (2) any Texas statute or any rule or regulation issued pursuant to any Texas statute that, in our experience in accordance with customary opinion practice, are recognized as normally applicable to transactions of the type contemplated by the Opinion Documents, or any order identified to us by such Guarantor and issued by any court or governmental agency or body and binding on such Guarantor. We have not undertaken any independent investigation to

CBRE Group, Inc.

CBRE Services, Inc.

August 13, 2015

determine the existence or absence of such facts, or the accuracy or completeness of any representations, warranties, data or other information, written or oral, made or furnished by any Guarantor to us or to the Trustee or any Holder (as such term is defined in the Indenture).

Our opinions are subject to the following limitations, qualifications, exceptions and assumptions:

(i) Our opinions in paragraph 1 above as to the valid existence and good standing of the Guarantors are based solely upon our review of the Good Standing Documentation.

(ii) We have assumed the Organizational Documents have not been amended, modified or supplemented in any respect since the date of the Secretary’s Certificates.

(iii) In connection with our opinions expressed above, we have assumed the following:

(1) that CBRE/LJM Mortgage Company, L.L.C. (the “General Partner”), a non-Texas entity signing on behalf of CBRE Capital Markets of Texas, LP, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation;

(2) that the General Partner has the power and authority to execute and deliver, and to incur and perform all obligations under, the Indenture;

(3) the due authorization by all requisite action, and the due execution and delivery, of the Indenture by or on behalf of the General Partner on behalf of CBRE Capital Markets of Texas, LP; and

(4) that the execution and delivery of the Indenture and the incurrence and performance of their obligations thereunder by the General Partner on behalf of CBRE Capital Markets of Texas, LP, do not and will not contravene, breach, violate or constitute a default (with the giving of notice, the passage of time or otherwise) under (i) the certificate of formation, operating agreement or other organizational documents of such party, (ii) any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument, (iii) any law, rule or regulation, (iv) any judicial or other administrative order or decree of any governmental authority or regulatory body or (v) any authorization, consent or other approval of, or registration, recording or filing with, any court, governmental authority or regulatory body, in each case, to which the General Partner may be subject, or by which it may be bound or affected.

CBRE Group, Inc.

CBRE Services, Inc.

August 13, 2015

This opinion is being delivered to the Company, is intended for its use and may not be otherwise reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned, except that (a) this opinion may be relied upon by Simpson Thacher & Bartlett LLP and (b) we hereby consent to the filing of this opinion letter with the Commission as an exhibit to a Current Report on Form 8-K of the Parent filed with the Commission and to the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. We do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring after the date of this letter. The opinions expressed in this letter are provided as legal opinions only and not as any guarantees or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied therefrom.

Very truly yours,

/s/ Winstead PC

APPENDIX A

Defined Terms

As used herein and in the opinion letter to which this Appendix A is attached, the following terms have the respective meanings set forth below.

“Good Standing Documentation” means (1) the certificates of fact from the Secretary of State of Texas issued on August 5, 2015 with respect to each of the Guarantors and (2) an online search of the Franchise Tax Account Status page of the website of the Texas Comptroller of Public Accounts on August 5, 2015, which indicated that the right of each of the Guarantors to conduct business in the State of Texas is active.

“Opinion Documents” means the Indenture, the Registration Statement and the Prospectus.

“Organizational Documents” means the articles of incorporation, certificate of limited partnership, bylaws and limited partnership agreement of the Guarantors attached as exhibits to the Secretary’s Certificates.

“Resolutions” means, collectively, the resolutions of each Guarantor attached as exhibits to the Secretary’s Certificates.

“Secretary’s Certificates” means the Assistant Secretary’s Certificate of CBRE Capital Markets, Inc. and the Assistant Secretary of the General Partner’s Certificate of CBRE Capital Markets of Texas, LP, each dated August 13, 2015, copies of which have been delivered to Winstead PC.